Tuesday November 14, 3:09 pm Eastern Time

Press Release

The Plastic Surgery Company Announces Phase II Business
Model: Company Owned "Personal Image Centers"

Conversion of Selected Practice Services Contract Relationships to Owned Centers;
Acquisition of Existing Centers in Attractive Markets

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Nov. 14, 2000-- The Plastic Surgery Company (AMEX:PSU - NEWS; WWW.TPSC.COM and WWW.IDEALME.COM), a leading national provider of cosmetic surgery business development services, today announced that it has begun to implement a new business model, which introduces company-owned "Personal Image Centers."

The implementation of the new business model includes the conversion of some of its affiliated cosmetic surgery centers to company owned Personal Image Centers and acquiring new company owned Personal Image Centers in attractive markets.

Under the Personal Image Centers model, the company owns and manages the centers while the surgeons provide patient consultation, surgery and post-procedure care exclusively, as independent contractors to the centers.

This gives the company a greater degree of control over all business functions, marketing, development and the total patient experience than it has under current business development contracts. The surgeons are freed to focus on their surgical core competency while participating financially in the expansion of the business.

The Plastic Surgery Company has completed the conversion of the first of its affiliated practices, that of Dr. Samuel H. Wurster in Cary (Raleigh-Durham), N.C. In the transition to the Personal Image Center of North Carolina, The Plastic Surgery Company hired all key personnel, including a business manager and patient care coordinator, and contracted a call center to manage the inquiries expected from an enhanced television advertising and marketing campaign.

The results of the conversion were measurable in the first month with a strong increase in the annualized revenue run rate. The Personal Image Center of North Carolina is located adjacent to the affluent Research Triangle area, which matches the company's target market demographics.

"By converting cosmetic surgery practices from clients to wholly owned operations, the company captures a much better opportunity to grow and create value," said Dennis Condon, president and chief executive officer of The Plastic Surgery Company. We can more readily add independent cosmetic surgeons, improve operating efficiencies, increase marketing campaigns, optimize operating room utilization and add additional cosmetic procedures and treatments.

"You cannot believe what a relief it is to have the company truly run the business, while I get to do what I have trained my whole life for, surgery and patient care," said Wurster, MD, of the Personal Image Center of North Carolina.

"I studied medicine and surgery in medical school, not business, and trying to manage and grow a million dollar business in addition to doing surgery and treating patients was more stressful than I ever imagined. In the short time since the transition I have been delighted with being able to focus exclusively on patients, while The Plastic Surgery Company is providing more patient consultations and keeping the center competitive and growing."

"We have tested and proven numerous growth strategies with our affiliating cosmetic surgery practices over the last year," commented Condon. "In the year ahead, with the anticipated success of our Personal Image Centers and improved quality of life for the affiliating PIC surgeons, we believe that more and more of our surgeon partners will opt for the PIC relationship.

"While some affiliated surgeons want to continue running their own show, many are frustrated by the number of business decisions and the lack of time to invest in keeping their centers at constant peak competitive performance levels." The success of the owned and managed health services model is apparent in a growing number of private and publicly held companies, including Orthodontic Centers of America (NYSE:OCA - NEWS), AmSurg Inc. (Nasdaq:AMSGA - NEWS) and Brite Smile (Nasdaq:BSML - NEWS). Like some of these, The Plastic Surgery Company operates in the "elective care" market in the United States.

In elective care, the consumer makes the choice of having a procedure, and usually decides on the surgeon, physician, dentist or other provider. Generally, elective procedures are paid for "out of pocket," meaning that it is consumer, not payor driven. The cosmetic surgery elective care market segment is currently growing at 25-30% per year and is expected to accelerate with the increasing baby boomer population. Given the control vested in the elective care consumer, the value of an effectively marketed and managed cosmetic surgery center can be far more significant than a practice lacking a professional business focus.

In implementing this change in business model, the company's growth plans include acquiring additional cosmetic surgery centers in attractive markets. Each new Personal Image Center will reinforce the brand and strengthen economies of scale for marketing the national network. Discussions with selected targets are in process, as are financing vehicles.

The Plastic Surgery Company is a leading provider of cosmetic surgery business development services in the United States. The company has business service agreements with an expanding network of board certified/eligible plastic surgeon affiliates across the United States. Its practice development/marketing strategies include the implementation of the "best practices" of its affiliates across all of its plastic surgery centers, management's extensive experience in the industry and a robust consumer-oriented plastic surgery online destination. The Plastic Surgery Company trades on the AMEX under the symbol PSU. For more information about the company, see www.idealme.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of their dates. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences, include, but are not limited to, the risks involving the continuing demand for plastic surgery procedures, the ability to successfully expand the practices of its affiliates, the ability to acquire other practices or convert existing affiliates to company-owned practices, the ability to secure financing for future acquisitions, the performance of the company's affiliates and strategic partners and alliances, the loss of its key personnel, the impact of competition, changes in applicable governmental regulations and the effectiveness of the company's Web sites, including its new Web site. For a more detailed description of a discussion of risk factors, see the company's Form 10-K dated Dec. 31, 1999, a copy of which can be obtained from the company.